EXHIBIT 12.03

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders of

ICOS Vision Systems Corporation NV:

Under date of February 20, 2003, we reported on the consolidated balance sheets of ICOS Vision Systems Corporation NV, a Belgian corporation, and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income (loss), stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, which are included in this Annual Report on Form 20-F. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included herein. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Klynveld Peat Marwick Goerdeler Bedrijfsrevisoren

Represented by Jos Briers.

Brussels, Belgium

February 20, 2003